Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 15, 2006, accompanying the consolidated financial statements included in the report of Location Based Technologies, Inc. (formerly Springbank Resources, Inc.) (a development stage company) on Form 10-KSB for the period from inception (April 20, 2006) through August 31, 2007, which is incorporated by reference in this Registration Statement of Form S-8.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report.

/s/ Comiskey & Company

PROFESSIONAL CORPORATION

October 30, 2008
Denver, Colorado